December 29, 1998





Mr. Michael D. Eisner
Chairman and Chief Executive Officer
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521


Dear Michael:

Reference is made to the employment agreement between The Walt Disney Company ("Company") and you ("Executive") dated January 8, 1997 (the "Agreement").

Company and Executive hereby agree as follows:

     1.  Notwithstanding  any  provision  to the  contrary  in  Section 4 of the
Agreement,   Executive's  incentive  bonus  for  Company's  fiscal  year  ending
September 30, 1999, shall be determined pursuant to Company's Annual Bonus Performance Plan for Executive Officers. In furtherance of the foregoing, Executive hereby waives all rights to any bonus for such fiscal year pursuant to the bonus formula attached to the Agreement.

     2. Executive and Company shall negotiate and agree upon, before September 30, 1999, a new incentive bonus provision for Executive which shall be applicable to each fiscal year of Company which shall end after September 30, 1999 and on or before termination of the Agreement and for such additional periods as are provided in Section 4(e) of the Agreement.

Company and Executive confirm their agreement that this letter agreement is being entered into pursuant to Section 4(c) of the Agreement and shall be subject to all of the provisions thereof. Except as modified by the foregoing, the Agreement shall remain in full force and effect and shall be unaffected by any failure of Company and Executive to reach agreement regarding a new incentive bonus provision as contemplated by paragraph 2 above.

If the foregoing accurately reflects our agreement, please sign a copy of this letter in the space provided below and return a copy of same to us.

     Very truly yours,

     THE WALT DISNEY COMPANY


     By:   /s/ Raymond L. Watson


     Title:

AGREED AND ACCEPTED:


/s/ Michael D. Eisner